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                                                                     EXHIBIT 5.1

                                 July 17, 1998


ArthroCare Corporation
595 North Pastoria Avenue
Sunnyvale, CA  94086

        RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined this Registration Statement on Form S-8 (the "Registration Statement") to be filed by ArthroCare Corporation, a Delaware corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on July 17, 1998, in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock, $0.001 par value per share (the "Shares"), reserved for issuance pursuant to the Incentive Stock Plan, as amended (the "Plan"). As your legal counsel in connection with this transaction, we have reviewed the proceedings taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements that accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.


                                      Very truly yours,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation

                                      /s/ WILSON SONSINI GOODRICH & ROSATI